TEMPUR-PEDIC UPDATES FULL YEAR GUIDANCE AND
COMMENTS ON SECOND QUARTER 2012

LEXINGTON, KY, JUNE 6, 2012 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today commented on second quarter performance and updated its financial guidance for 2012.

The Company noted that second quarter sales to date in North America have been below the Company’s plan. Although the Company does not ordinarily provide quarterly guidance, the Company is providing an outlook for the second quarter. The Company currently expects net sales for the second quarter ending June 30, 2012 to be 3-5% below last year’s second quarter net sales, driven by the expectation that the Company’s North American sales will decline approximately 8% year-over-year. With lower than planned sales and associated deleverage, the Company currently expects second quarter 2012 diluted earnings per share to decrease approximately 50% from the second quarter of 2011.

Based on the second quarter outlook and an updated full year review, the Company currently expects full year net sales to be approximately $1.43 billion. In addition, the Company is updating its full year earnings guidance and currently expects diluted earnings per share to be approximately $2.70.

Chief Financial Officer Dale Williams commented, “In light of the current environment for North American sales, our guidance assumes that North American sales for the third and fourth quarters will each be approximately equal to the second quarter sales factoring in modest seasonality. Our international business continues to perform well and we have made no substantive changes to our expectations for international sales.”

The Company notes that its expectations for the second quarter of 2012 and the full year are based on information available at the time of this release and the assumptions described above, and are subject to changing conditions, many of which are outside the Company’s control.

Chief Executive Officer Mark Sarvary commented, “Sales trends in our North America business during the second quarter have been disappointing and below plan, primarily due to changes in the competitive environment, including an unprecedented number of new competitive product introductions which have been supported by aggressive marketing and promotion. As a result, we are projecting lower sales than previously anticipated for the rest of the year and are taking actions to realign our expense structure appropriately. However, we remain very confident in our Company’s growth potential and our strong brand, and as a result remain committed to our long-term strategic plan.”

Conference Call Information

The Company has scheduled a conference call with Chief Executive Officer Mark Sarvary and Executive Vice President & Chief Financial Officer Dale Williams to discuss its current outlook today, June 6, 2012 at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time).

The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements

This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s plans and expectations for net sales and earnings per share for the second quarter of 2012 and the full year. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on our operations; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.